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For information contact: Tom Gelston, Director - Investor Relations (203) 222-5943

TEREX ANNOUNCES STOCK BUYBACK PLAN AND NOTE REDEMPTION

WESTPORT, CT, December 15, 2006 -- Terex Corporation (NYSE: TEX) today announced that its Board of Directors has authorized a share repurchase program, under which the Company may purchase up to $200 million of the Company’s outstanding common shares through June 30, 2008. Purchase may be made at the Company’s discretion from time to time in open market transactions at prevailing prices or through privately negotiated transactions as conditions permit.

Additionally, Terex today announced that it will redeem all $200 million principal amount outstanding of its 9-1/4% Senior Subordinated Notes due 2011, effective January 15, 2007. As set forth in the indenture for these notes, Terex will pay holders 104.625 percent of the principal amount plus accrued and unpaid interest up to the redemption date. At September 30, 2006, the notes being called represented $200 million of Terex’s $792 million of long-term debt. These notes were originally issued in December 2001.

Ronald M. DeFeo, Chairman and CEO of Terex, stated, “Terex Corporation’s strong financial position enables us to implement this stock repurchase program. The decision to repurchase shares demonstrates our commitment to enhancing shareholder value and our confidence in the performance and future prospects of Terex.” Mr. DeFeo added, “In addition to implementing the share repurchase program, we are pleased that we will achieve our announced goal of prepaying $200 million in senior subordinated notes in January 2007. Based on the prospects of continued strong operating results and cash flow, we will continue to seek to further enhance shareholder value through selective strategic initiatives.”

The press release contains forward-looking information based on Terex’s current expectations. Because forward-looking statements involve risks and uncertainties, actual results could differ materially. Actual events or the actual future results of Terex may differ materially from any forward looking statement due to those risks, uncertainties and significant factors. The forward-looking statements speak only as of the date of this release. Terex expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement included in this release to reflect any changes in Terex’s expectations with regard thereto or any changes in events, conditions, or circumstances on which any such statement is based.

Terex Corporation is a diversified global manufacturer with 2005 revenue of $6.4 billion. Terex operates in five business segments: Terex Aerial Work Platforms, Terex Construction, Terex Cranes, Terex Materials Processing & Mining, and Terex Roadbuilding, Utility Products and Other. Terex manufactures a broad range of equipment for use in various industries, including the construction, infrastructure, quarrying, surface mining, shipping, transportation, refining, and utility industries. Terex offers a complete line of financial products and services to assist in the acquisition of Terex equipment through Terex Financial Services. More information on Terex can be found at www.terex.com.

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Terex Corporation

500 Post Road East, Suite 320, Westport, Connecticut 06880

Telephone: (203) 222-7170, Fax: (203) 222-7976, www.terex.com